Exhibit 4.3

SECOND AMENDMENT TO THE

BIGBAND NETWORKS, INC.

2007 EQUITY INCENTIVE PLAN

WHEREAS, ARRIS Group, Inc. (the “Company”) now maintains the former BigBand Networks, Inc. 2007 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan permits the Company to grant selected participants equity-based awards in the Company’s outstanding common stock; and

WHEREAS, the Company now desires to further amend the Plan pursuant to Section 18(a) thereof as set forth below.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 11, 2012 (the “Effective Date”), for awards made pursuant to the Plan on or after such date, as follows:

1.	The name of the Plan is hereby amended to be the “ARRIS Group, Inc./BigBand Networks, Inc. 2007 Equity Incentive Plan.”

2.	Section 2(f) of the Plan is amended to read as follows:

“Change in Control” means (i) any Person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the members of the board of directors of the corporation and any new director, whose election to the board or nomination for election to the board of directors by the corporation’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors (for this purpose “corporation” shall be determined in accordance with Treas. Reg. Section 1.409A-3(i)(5)(vi)(A)(2)); or (iii) the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the sale or disposition of all or substantially all of the Company’s assets during a period of twelve (12) consecutive months to any Person. Whether a Change in Control shall have occurred shall be determined in accordance with Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

3.	Section 2(i) of the Plan is amended to read as follows:

“Common Stock” means the common stock of the Company, par value $.01 per share.

4.	Section 2(j) of the Plan is amended to read as follows:

“Company” means ARRIS Group, Inc., a Delaware corporation.

5.	Section 2(m) of the Plan is amended to read as follows:

“Disabled” means fully and permanently disabled within the meaning of the Company’s group long term disability plan then in effect. The Administrator, in its sole discretion, shall determine whether the Participant is Disabled for purposes of this Plan and any Award Agreement issued hereunder.

6.	Section 2(y) of the Plan is amended to read as follows:

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

7.	Section 2(mm) of the Plan is amended to read as follows:

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

8.	The second paragraph of Section 6(d) of the Plan is amended to read as follows:

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue or cause to be issued a certificate or certificates for the Shares as to which an Option has been exercised, registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company may also deliver such shares electronically to a brokerage account set up in such person’s name and capable of receiving such shares on his behalf. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

9.	Section 7(b) of the Plan is amended to read as follows:

Unless the Administrator determines otherwise, the Company shall retain custody of stock certificates evidencing the Shares of Restricted Stock.

10.	The first sentence of Section 7(e) of the Plan is amended to read as follows:

Within ten (10) days after Shares of Restricted Stock become transferable and nonforfeitable, the Company will deliver to the Participant the stock certificates evidencing the Shares of Restricted Stock that have become transferable and nonforfeitable or will make the Shares available to Participant through depositing the Shares in a Company sponsored brokerage account or other account selected by the Company and accessible by the Participant.

11.	Section 7(f) of the Plan is amended to read as follows:

The Participant will have none of the rights of a shareholder in the Shares of Restricted Stock, including without limitation, the right to vote the Shares of Restricted Stock or to receive dividends and distributions thereon until such Shares of Restricted Stock have become transferable and nonforfeitable.

12.	The first sentence of Section 8(d) of the Plan is amended to read as follows:

Within ten (10) days after the Restricted Stock Units convert into Shares, the Company will deliver to the Participant the stock certificates evidencing the Shares or will make the Shares available to the Participant through depositing the Shares in a Company sponsored brokerage account or other account selected by the Company and accessible by the Participant.

13.	Section 11 of the Plan is deleted in its entirety.

14.	The second, third, and fourth paragraphs of Section 13(c) of the Plan are deleted in their entirety.

15.	Section 13(d) of the Plan is deleted in its entirety.

16.	A new Section 22 of the Plan is inserted to read as follows:

22. Section 409A of the Code. It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Section 409A of the Code unless otherwise specified by the Administrator. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Section 409A of the Code unless otherwise specified by the Administrator. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any other provision hereof, the Administrator may amend any outstanding Award without the Participant’s consent if, as determined by the Administrator, in its sole discretion, such amendment is required either to (a) confirm exemption under Section 409A of the Code, (b) comply with Section 409A of the Code or (c) prevent the Participant from being subject to any tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, however, neither the Company, nor any Parent or Subsidiary, Employee, Director or other person shall be liable to a Participant or any other person if an Award that is subject to Section 409A of the Code or the Participant or any other person is otherwise subject to any additional tax, interest or penalty under Section 409A of the Code. Each Participant is solely responsible for the payment of any tax liability (including any taxes, penalties and interest that may arise under Section 409A of the Code) that may result from an Award.

17.	Awards granted prior to the Effective Date continue to be governed by the terms of the Plan as in effect prior to the Effective Date. The terms of this amendment apply to Awards made pursuant to the Plan on or after the Effective Date.

18.	Except as set forth above, the remaining terms of the Plan shall be as before the date of this amendment.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer on this 11th day of January, 2012.

ARRIS GROUP, INC.

By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
EVP, Planning, Administration & Chief Counsel